UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 26, 2015

Date of Report

(Date of earliest event reported)

Hudson Pacific Properties, Inc.

Hudson Pacific Properties, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Hudson Pacific Properties, Inc.) Maryland (Hudson Pacific Properties, L.P.)	27-1430478 (Hudson Pacific Properties, Inc.) 80-0579682 (Hudson Pacific Properties, L.P.)
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11601 Wilshire Blvd., Sixth Floor Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 445-5700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Hudson Pacific Properties, Inc. (the “Company” or “Hudson”), a Maryland corporation, and Hudson Pacific Properties, L.P. (the “Operating Partnership”), a Maryland limited partnership of which the Company serves as the sole general partner. This Current Report on Form 8-K is being filed to update (1) the descriptions of the Target Properties (as defined below), previously disclosed in the Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2015 and March 16, 2015, (2) the combined statements of revenues and certain expenses of the Target Properties, previously included in the Current Reports on Form 8-K filed with the SEC on January 12, 2015 and March 16, 2015, and (3) the unaudited pro forma consolidated financial statements of the Company, previously included in the Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 12, 2015, March 16, 2015 and April 6, 2015.

Item 8.01	Other Events.

Target Properties Acquisition

As previously disclosed, on April 1, 2015, the Company acquired a portfolio of office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley (the “Target Properties”) from certain affiliates of The Blackstone Group L.P. (the “Seller Parties”) in exchange for a combination of cash and equity consideration. The Target Properties are referred to collectively herein as the Target Portfolio.

Information about the Target Properties

The Target Properties represent a portfolio of 26 high-quality office assets totaling approximately 8.2 million square feet and two development parcels totaling approximately 40 acres located in the San Francisco Peninsula and Silicon Valley. As of March 31, 2015, the Target Properties were approximately 85.9% leased (giving effect to leases signed but not commenced as of that date) and 84.9% occupied.

Comparison of the three months ended March 31, 2015 to the three months ended March 31, 2014

Revenue

Rental Revenue. Rental revenue includes rents from the office properties in the Target Portfolio and percentage rent on retail space contained within those properties. Total rental revenue increased $3.9 million, or 7.0%, to $59.8 million for the three months ended March 31, 2015 compared to $55.9 million for the three months ended March 31, 2014. The increase in rental revenue was the result of an increase in average in-place rents of $2.21 per square foot, or 6.8%, for the three months ended March 31, 2015.

Tenant Reimbursements. Tenant reimbursements increased $2.7 million, or 33.8%, to $10.7 million for the three months ended March 31, 2015 compared to $8.0 million for the three months ended March 31, 2014. The increase in tenant reimbursements was partially the result of an increase in operating expenses across the Target Portfolio.

Other Property Income. Other property income includes lease termination fees, parking revenues, and other ancillary property income. Other property income decreased $0.7 million, or 58.3%, to $0.5 million for the three months ended March 31, 2015 compared to $1.2 million for the three months ended March 31, 2014. The decrease in other property income is primarily the result of a decrease in lease termination fees of $0.7 million, or 87.5%, to $79,000 for the three months ended March 31, 2015 compared to $0.8 million for the three months ended March 31, 2014. During the three months ended March 31, 2014, a $0.8 million lease termination fee was received from a tenant at the Techmart Commerce Center property.

Certain Expenses

Property Operating Expenses. Total property operating expenses consist of property operating expenses, repairs and maintenance, and insurance. Property operating expenses increased $0.2 million, or 1.3%, to $15.2 million for the three months ended March 31, 2015 compared to $15.0 million for the three months ended March 31, 2014. The increase in property operating expenses is primarily the result of an increase in repairs and maintenance expense for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014.

Real Estate Taxes. Real estate taxes increased $0.9 million, or 14.3%, to $7.2 million for the three months ended March 31, 2015 compared to $6.3 million for the three months ended March 31, 2014. The increase in real estate taxes is primarily due to an increase in the assessed values of the properties across the Target Portfolio.

Ground Rent. Ground rent increased $0.2 million, or 5.1%, to $4.1 million for the three months ended March 31, 2015 compared to $3.9 million for the three months ended March 31, 2014. Ground rent at the Palo Alto property, a portion of which is based on a percentage of rental revenue earned at the property, increased $0.1 million, or 10.0%, for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014. The increase in ground rent at Palo Alto was the result of increased rental revenues at the property.

The Target Portfolio

The Target Portfolio consists of 26 office properties comprising an aggregate of approximately 8.2 million square feet. As of March 31, 2015, the properties were approximately 85.9% leased (giving effect to leases signed but not commenced as of that date). All the properties are located in Northern California. As of March 31, 2015, the weighted average remaining lease term for the properties was 40 months.

The following table sets forth certain information relating to each of the properties as of March 31, 2015.

Property	Submarket	Year Built/ Renovated	Square Feet(1)	Percent Leased(2)	Percent Occupied(3)	Annualized Base Rent(4)	Annualized Base Rent Per Occupied Square Foot(5)
OFFICE PROPERTIES
Bayhill Office Center	Peninsula	1982/1987	554,328	92.0%	92.0%	$14,989,527	$29.38
One Bay Plaza	Peninsula	1979	195,739	83.7%	82.7%	4,679,052	28.90
Bay Park Plaza	Peninsula	1985/1998	260,183	84.5%	84.5%	6,438,305	29.30
Metro Center Tower(6)	Peninsula	1985-1988	730,215	61.8%	60.3%	18,191,129	41.29
Peninsula Office Park	Peninsula	1971/1998	510,456	82.3%	76.9%	14,817,901	37.77
Shorebreeze I & II	Redwood Shores	1985-1986	230,932	87.1%	86.2%	8,206,944	41.25
333 Twin Dolphin Plaza	Redwood Shores	1985	182,789	88.7%	88.7%	5,496,215	33.91
555 Twin Dolphin Plaza	Redwood Shores	1989	198,936	85.5%	85.5%	7,043,514	41.40
Towers at Shore Center	Redwood Shores	2002	334,483	94.3%	94.3%	25,293,679	80.20
Skyway Landing	Redwood Shores	2000	247,173	92.9%	92.9%	7,788,119	33.92
2180 Sand Hill Road	Palo Alto	1976	45,613	58.8%	58.8%	2,111,895	78.68
Embarcadero Place	Palo Alto	1984	197,241	73.1%	71.7%	3,638,781	25.74
Palo Alto Square(7)	Palo Alto	1971/1985	328,251	89.6%	89.6%	18,367,723	62.48
Clocktower Square(8)	Palo Alto	1967/1983	100,344	100.0%	100.0%	5,924,138	59.04
Page Mill Center(9)	Palo Alto	1972	176,245	62.8%	62.8%	6,873,304	62.12
Lockheed(10)	Palo Alto	1991	46,759	100.0%	100.0%	1,603,136	34.29
3400 Hillview(11)	Palo Alto	1991	207,857	100.0%	100.0%	12,569,445	60.47
Foothill Research Center(12)	Palo Alto	1991	195,366	100.0%	100.0%	12,132,115	62.10
Campus Center	Silicon Valley	2001/2007-08	471,580	100.0%	100.0%	14,713,296	31.20
Techmart Commerce Ctr(13)	Silicon Valley	1987	284,440	79.4%	79.4%	7,480,691	33.11
Patrick Henry Drive	Silicon Valley	1981	70,520	0.0%	0.0%	—	—
Gateway	San Jose Airport	1981-84,1998	608,626	80.1%	79.2%	12,995,286	26.96
Metro Plaza	San Jose Airport	1986-1987	456,921	84.2%	84.2%	10,223,475	26.58
1740 Technology	San Jose Airport	1986/1994	206,876	99.7%	93.0%	5,785,778	30.08
Concourse	San Jose Airport	1980/2000	944,386	94.2%	92.0%	23,626,517	27.18
Skyport Plaza	San Jose Airport	2001	418,086	99.1%	99.1%	9,676,497	23.36

Portfolio Total/Weighted Average:			8,204,345	85.9%	84.9%	$260,666,462	$37.43

LAND
Skyport Land	San Jose Airport	—	350,000
Campus Center Land	Silicon Valley	—	750,000

Total Land Assets:			1,100,000

Total:			9,304,345

(1)	Square footage for office properties has been determined by management based upon estimated leasable square feet, which may be less or more than the Building Owners and Managers Association, or BOMA, rentable area. Square footage may change over time due to remeasurement, releasing, acquisition, or development. Square footage for land assets represents the Seller Parties’ estimate of developable square feet, the majority of which remains subject to entitlement approvals that have not yet been obtained.
(2)	Percent leased for office properties is calculated as (i) square footage under commenced and uncommenced leases as of March 31, 2015, divided by (ii) total square feet, expressed as a percentage.
(3)	Percent occupied for office properties is calculated as (i) square footage under commenced leases as of March 31, 2015, divided by (ii) total square feet, expressed as a percentage.
(4)	Rent data for the office properties is presented on an annualized basis. Annualized base rent for office properties is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) under commenced leases as of March 31, 2015 by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(5)	Annualized base rent per occupied square foot for the office properties is calculated as (i) annualized base rent divided by (ii) square footage under commenced leases as of March 31, 2015.
(6)	This property is subject to ground leases that expire April 29, 2054, each subject to four 11-year extension options.
(7)	This property is subject to a ground lease that expires November 30, 2045.
(8)	This property is subject to a ground lease that expires September 26, 2056.
(9)	This property is subject to a ground lease that expires November 30, 2041.
(10)	This property is subject to a ground lease that expires July 31, 2040.
(11)	This property is subject to a ground lease that expires October 31, 2040.
(12)	This property is subject to a ground lease that expires June 30, 2039.
(13)	This property is subject to a ground lease that expires May 3, 2053, with two 10-year extension options.

Tenant Diversification of the Target Portfolio

The properties in the Target Portfolio are currently leased to a variety of companies. The following table sets forth information regarding the 15 largest tenants in the Target Portfolio based on annualized base rent as of March 31, 2015.

Tenant	Property	Lease Expiration	Total Occupied Square Feet	Percentage of Portfolio Square Feet	Annualized Base Rent(1)	Percentage of Portfolio Annualized Base Rent
Google, Inc.(2)	Various	Various	305,729	3.7%	$18,617,934	7.1%
Weil, Gotshal & Manges LLP(3)	Towers at Shore Center	Various	101,751	1.2%	15,640,035	6.0%
Cisco Systems, Inc.(4)(5)	Various	Various	474,470	5.8%	14,808,569	5.7%
Qualcomm Atheros	Skyport Plaza	July 31, 2017	365,038	4.4%	8,434,526	3.2%
Robert Bosch Healthcare System(6)	Various	Various	97,366	1.2%	5,524,303	2.1%
NetSuite Inc.	Peninsula Office Park	August 31, 2019	119,262	1.5%	5,029,291	1.9%
Morgan, Lewis & Bockius LLP	Palo Alto Square	February 28, 2017	54,728	0.7%	4,016,988	1.5%
Stanford Hospital and Clinics	Page Mill Center	June 30, 2019	63,201	0.8%	3,905,822	1.5%
Invensense, Inc.(7)	Concourse	December 31, 2019	146,010	1.8%	3,524,041	1.4%
HQ Global Workplaces LLC(8)	Various	Various	96,649	1.2%	3,210,558	1.2%
Baker & McKenzie, LLP	Clocktower Square	February 28, 2018	36,630	0.4%	2,539,753	1.0%
Wal-Mart Stores, Inc.	Bayhill Office	January 31, 2025	106,099	1.3%	2,419,057	0.9%
Virgin America, Inc.	Bay Park Plaza	October 7, 2017	81,758	1.0%	2,408,879	0.9%
Quinstreet, Inc.	Metro Center Tower	October 31, 2018	63,998	0.8%	2,342,327	0.9%
Wells Fargo Bank, N.A.(4)(9)	Various	Various	58,057	0.7%	2,081,881	0.8%

			2,170,746	26.5%	$94,503,964	36.1%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)) under commenced leases as of March 31, 2015 (ii) by 12. Annualized base rent does not reflect tenant reimbursements.
(2)	Google, Inc. expirations by property and square footage: (i) 207,857 square feet at 3400 Hillview expiring on November 30, 2021; (ii) 97,872 square feet at Foothill Research Center expiring on February 28, 2025.
(3)	Weil, Gotshal & Manges LLP executed a lease renewal to extend the term of their lease to August 31, 2026 with respect to 76,278 square feet with a starting base rent of $65.00 per square foot.
(4)	Cisco Systems, Inc. and Wells Fargo, N.A. leases are subject to early termination prior to expiration at the option of the tenant, subject to tenants paying a termination fee.
(5)	Cisco Systems, Inc. expirations by property and square feet: (i) 2,890 square feet at Concourse expiring on March 31, 2018; (ii) 471,580 square feet at Campus Center expiring on December 31, 2019.

(6)	Robert Bosch Healthcare System expirations by property and square footage: (i) 24,949 square feet at Embarcadero Place expiring on December 31, 2016; (iii) 72,417 square feet at Foothill Research Center expiring on December 31, 2017.
(7)	Invensense, Inc executed a lease for an additional 14,678 square feet at Concourse commencing on August 1, 2015 and expiring on December 31, 2019.
(8)	HQ Global Workplaces LLC expirations by property and square footage: (i) 44,957 square feet at Gateway expiring on November 30, 2016; (ii) 24,323 square feet at Bayhill Office Center expiring on July 31, 2019; (iii) 27,369 square feet at Techmart Commerce Center expiring April 30, 2020.
(9)	Wells Fargo Bank, N.A. expiration by property and square footage: (i) 5,153 square feet at Palo Alto Square expiring on June 30, 2017; (ii) 5,543 square feet at 555 Twin Dolphin Plaza expiring on October 31, 2017; (iii) 7,104 square feet at Metro Center Tower expiring on July 31, 2020; (iv) 40,257 square feet at Skyway Landing expiring on November 30, 2020.

Uncommenced Leases

As of March 31, 2015, 10 leases have been signed with respect to properties in the Target Portfolio that have not yet commenced. The following table sets forth data for these 10 uncommenced leases.

Tenant(1)	Lease Commencement	Lease Expiration	Total Leased Square Feet	Percentage of Portfolio Square Feet	Annualized Base Rent(2)
Clarizen, Inc.	5/1/2015	4/30/2020	27,737	0.3%	$1,281,449
Invensense, Inc.	8/1/2015	12/31/2019	14,678	0.2%	634,790
Nutanix, Inc.(3)	4/1/2015 & 6/1/2015	3/31/2018	13,896	0.2%	500,256
Other	Various	Various	28,645	0.3%	1,405,947

Total			84,956	1.0%	$3,822,442

(1)	The tenants listed in the above table are not subject to any early termination options. Certain tenants listed in the above table are subject to renewal options.
(2)	For uncommenced leases, annualized base rent is calculated by multiplying (i) the first full month of contractual rents to be received under the applicable lease (defined as cash base rents (before abatements)), by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(3)	In addition to the lease above, Nutanix, Inc. executed a lease renewal to extend the term of their lease to March 31, 2018 with respect to 25,292 square feet with a starting base rent of $63.74 per square foot. Nutanix, Inc. also executed an expansion for 53,624 square feet with a starting base rent of $51.54 per square foot. These leases are not included in the table above as the space is currently occupied.

Lease Distribution of the Target Portfolio

The following table sets forth information relating to the distribution of leases in the Target Portfolio, based on net rentable square feet under lease as of March 31, 2015.

Square Feet Under Lease	Number of Leases	Percentage of All Leases	Total Leased Square Feet	Percentage of Portfolio Leased Square Feet	Annualized Base Rent(1)	Percentage of Portfolio Annualized Base Rent
2,500 or less	190	27.8%	297,794	4.2%	$10,038,815	3.8%
2,501-10,000	300	43.9%	1,516,425	21.5%	53,158,822	20.1%
10,001-20,000	89	13.0%	1,265,562	18.0%	47,969,021	18.1%
20,001-40,000	47	6.9%	1,259,371	17.9%	47,683,005	18.0%
40,001-100,000	21	3.1%	1,149,528	16.3%	44,255,691	16.7%
Greater than 100,000	9	1.3%	1,398,335	19.8%	57,300,402	21.7%
Building management use	17	2.5%	76,796	1.1%	260,707	0.1%
Uncommenced leases	10	1.5%	84,956	1.2%	3,822,442	1.4%

Portfolio Total:	683	100.0%	7,048,767	100.0%	$264,488,905	100.0%

(1)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)), including uncommenced leases, as of March 31, 2015 (ii) by 12. Annualized base rent does not reflect tenant reimbursements.

Lease Expirations of the Target Portfolio

The following table sets forth a summary schedule of the lease expirations for leases in place as of March 31, 2015 plus available space, for the remaining nine months of 2015 and for each of the ten full calendar years beginning January 1, 2016 at the properties in the Target Portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that tenants exercise no renewal options.

Year of Lease Expiration(1)	Square Footage of Expiring Leases	Percentage of Portfolio Square Feet	Annualized Base Rent(2)	Percentage of Portfolio Annualized Base Rent	Annualized Base Rent Per Leased Square Foot
Vacant	1,155,578	14.1%	$—	0.0%	$—
2015	867,627	10.6%	27,836,660	10.5%	32.08
2016	1,354,102	16.5%	56,710,901	21.6%	41.88
2017	1,442,284	17.6%	47,429,617	17.9%	32.89
2018	890,822	10.9%	34,247,569	12.9%	38.44
2019	610,918	7.4%	25,906,891	9.8%	42.41
2020	1,019,377	12.4%	34,651,437	13.1%	33.99
2021	285,928	3.5%	15,002,819	5.7%	52.47
2022	65,330	0.8%	3,335,326	1.3%	51.05
2023	51,004	0.6%	1,645,327	0.6%	32.26
2024	59,863	0.7%	3,033,425	1.1%	50.67
2025	227,078	2.8%	10,129,492	3.8%	44.61
Thereafter	12,682	0.2%	476,292	0.2%	37.56
Building management use(3)	76,796	0.9%	260,707	0.1%	3.39
Signed Leases not commenced	84,956	1.0%	3,822,442	1.4%	44.99

Portfolio Total/Weighted Average:	8,204,345	100.0%	$264,488,905	100.0%	$37.52

(1)	Some of the leases are subject to various forms of lease termination options exercisable by tenants. Depending on the form of the option, some of these options may or may not require the payment of a fee and notice period as a condition to exercise.
(2)	Annualized base rent is calculated by multiplying (i) base rental payments (defined as cash base rents (before abatements)), including uncommenced leases, as of March 31, 2015, by (ii) 12. Annualized base rent does not reflect tenant reimbursements.
(3)	Annualized base rent per square foot relates to a health club at the Skyport Plaza property.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of the Target Properties.

The Company hereby files the following combined statement of revenues and certain expenses of the Target Properties for the three months ended March 31, 2015.

REDWOOD PORTFOLIO

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES FOR

THE THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)

(In thousands)

REVENUES:
Rental	$59,764
Tenant reimbursements	10,677
Other property income	495

Total revenues	70,936

CERTAIN EXPENSES:
Property operating	15,170
Real estate taxes	7,172
Ground rent	4,139

Total certain expenses	26,481

REVENUES IN EXCESS OF CERTAIN EXPENSES	$44,455

See accompanying notes to the combined statement of revenues and certain expenses.

REDWOOD PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

FOR THE THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)

1.	Organization

On December 6, 2014, Hudson Pacific Properties, Inc. (the “Company”) entered into an agreement (the “Agreement”) to acquire 26 office properties and two vacant land parcels (collectively, the “Portfolio”) from indirect subsidiaries of EOP Operating Limited Partnership and Nantucket Parent LLC, which are in turn indirect subsidiaries of private equity funds sponsored by the Blackstone Group L.P. (“Management”) in exchange for a combination of $1.75 billion in cash and up to 63,474,791 newly-issued shares of Hudson common stock and newly issued common units of limited partnership interest in the Operating partnership of Hudson.

The Portfolio is not a legal entity but rather a portfolio of office buildings and two vacant land parcels indirectly owned by private equity funds sponsored by The Blackstone Group L.P. The combined statement of revenues and certain expenses presented herein represent the combination of the office properties and vacant land parcels and related operations to be acquired pursuant to the Agreement.

The following table sets forth certain information related to the Portfolio as of March 31, 2015:

Sub-Market	Number of Properties	Number of Buildings	Total Rentable Square Feet	Percent Occupied
Peninsula / San Francisco	18	55	4,742,910	82.7%
Silicon Valley	8	22	3,461,435	87.8%

Total	26	77	8,204,345	84.9%

2.	Basis of Presentation

The Combined Statement of Revenues and Certain Expenses (the “Statement”) has been prepared on the accrual basis of accounting and on the same basis as is used for annual statements. The Statement is combined herein because the properties are under common ownership and management. The Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and with the provisions of Rule 3-14 of Regulation S-X, which requires certain information with respect to real estate operations to be included within certain filings with the SEC. The Statement is not intended to be a complete presentation of the combined revenues and expenses for the Portfolio. The Statement excludes certain expenses such as depreciation and amortization, amortization of above-market and below-market leases, interest expense, non-recurring professional fees, corporate expenses and allocations such as management fees, and other revenues and expenses not directly related or comparable to, or expected to be incurred in, the future operations of the Portfolio. In our opinion, all adjustments necessary for a fair presentation of such Statement have been included. Such adjustments consist of normal recurring items and the aforementioned adjustments. Interim results are not necessarily indicative of results for a full year.

In preparation of the accompanying Statement for the three months ended March 31, 2015, the Portfolio has been evaluated for events and transactions occurring after such date through May 22, 2015 for recognition or disclosure purposes. Material transactions have been disclosed in the accompanying report.

3.	Summary of Significant Accounting Policies

Revenue and Expense Recognition—The Portfolio leases its office properties to tenants under agreements that are classified as operating leases. Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments change during the lease term. The Portfolio records rental revenue on a straight-line basis as it is earned during the lease term. Straight-line rental revenue decreased rental revenues that are contractually due from tenants by $1.2 million for the three months ended March 31, 2015.

If a lease provides for tenant payment of building operating expenses, the Portfolio recognizes revenue associated with the recovery of those building operating expenses as those expenses are incurred. If a lease provides for rent based on the resolution of contingencies, such as achieving a level of sales by the tenant, the Portfolio recognizes revenue associated with rental contingencies when the contingency is resolved.

The Portfolio recognizes lease termination fees on a straight-line basis over the shortened remaining term of the lease. Lease termination fees are included in other property income on the accompanying Statement. For the three months ended March 31, 2015, the Portfolio recognized lease termination fees of $79,000.

Property operating expenses represent the direct expenses of operating the Portfolio and include repairs and maintenance, insurance, and other property expenses that are expected to continue in the ongoing operations of the Portfolio. Expenditures for repairs and maintenance are charged to operations as incurred.

Bad Debt Expense—The Portfolio provides for potentially uncollectible accounts receivables based on analysis of the risk of loss on specific accounts. The Portfolio incurred bad debt expense, which is included in property operating expenses in the accompanying Statement, of $351,000, for the three months ended March 31, 2015.

Use of Estimates—The preparation of the Statement in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires Management to make estimates, judgments and assumptions that affect the reported amounts of revenues and certain expenses during the reporting periods presented. The estimates, judgments and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from those estimates under different assumptions and conditions.

4.	Future Minimum Rents

Space in the Portfolio’s rental properties is leased to tenants. The future minimum base rent to be received under non-cancelable tenant operating leases as of March 31, 2015, is summarized as follows (in thousands):

Remaining nine months of 2015	$183,468
2016	230,525
2017	185,571
2018	133,453
2019	106,408
Thereafter	177,069

Total	$1,016,494

The Portfolio is subject to the usual business risks associated with the collection of the above scheduled rents.

In addition to minimum rents, the leases typically provide for other rents, which reimburse the Portfolio for specific property operating expenses, insurance and real estate taxes. These rents are not included in the table above.

Leases can also provide for additional rent based on increases in the Consumer Price Index. Such amounts are not included in the table above.

5.	Future Minimum Lease Payments

Certain properties are subject to ground leases. We record ground rent expense on a straight-line basis over the term of the lease. Some of these leases require rental payments or rental payment increases based upon the appraised value of the property at specified dates, increases in pricing indexes, or certain financial calculations based on the operations of the respective property. Any incremental changes in the rental payments as a result of these adjustments are not included in the table below because the amount of the change is not determinable. Future minimum lease obligations under these noncancelable ground leases as of March 31, 2015, are as follows (in thousands):

Remaining nine months of 2015	$7,212
2016	9,616
2017	9,785
2018	10,705
2019	10,755
Thereafter	334,766

Total	$382,839

6.	Tenant Concentrations

No tenant comprised more than 10% of the Portfolio’s rental revenue for the three months ended March 31, 2015.

7.	Related Party Transactions

The Portfolio utilizes Real State Insurance LLC (“Real State”), a wholly-owned subsidiary of the Portfolio’s common parent, to provide insurance services to the Portfolio. Fees paid to Real State for the three months ended March 31, 2015 were $1.2 million and are included in property operating expense on the accompanying Statement.

Property management services for the office properties in the Portfolio are provided by Equity Office Management, L.L.C. (“EOM”), an indirect subsidiary of the Portfolio’s common parent. Fees paid to EOM for the three months ended March 31, 2015 were $2.2 million. These costs are not included in the Statement as they are not expected to be paid to EOM after the acquisition of the Portfolio by the Company.

8.	Commitments and Contingencies

Environmental—As an owner of real estate, the Portfolio is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws has not had a material impact on the Portfolio’s combined financial condition and results of operations, and Management does not believe it will have such an impact in the future. However, Management cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on the properties within the Portfolio.

Litigation—The Portfolio is presently not subject to material litigation nor, to Management’s knowledge, is any material litigation threatened against the Portfolio, other than routine actions for alleged negligence and other claims and administrative proceedings arising in the ordinary course of business. Some of this litigation is expected to be covered by liability insurance or third party indemnifications. Management does not expect any of this litigation to have a material impact on the Statement.

9.	Subsequent Events

On April 1, 2015, the Company purchased the Portfolio according to the Agreement entered into on December 6, 2014.

(b)	Unaudited Pro Forma Financial Information.

The Company hereby files the following unaudited pro forma consolidated balance sheet of the Company as of March 31, 2015 and the unaudited pro forma consolidated statements of operations of the Company for the three months ended March 31, 2015 and year ended December 31, 2014.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF HUDSON

During December 2014, January 2015 and April 2015, Hudson entered into the following transactions, which have been included in the accompanying unaudited pro forma consolidated financial statements as discussed more fully below.

First Financial Disposition

On December 29, 2014, the Operating Partnership and a wholly owned subsidiary of the Operating Partnership entered into a purchase and sale agreement with Douglas Emmett Management, LLC, pursuant to which Hudson agreed to sell its First Financial office property (“First Financial”) located in Encino, California for a purchase price of $89.0 million (before certain credits, proration and closing costs). The sale closed on March 6, 2015. Hudson used the proceeds from the sale in a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (“Section 1031 Exchange”) to defer some or all of the taxable gains on the transaction for federal and state income tax purposes, including by applying the proceeds to Hudson’s purchase of the Target Properties (as defined and described below).

1455 Market Street Joint Venture

On January 7, 2015, the Operating Partnership transferred a 45% interest in Hudson 1455 Market, L.P., a wholly owned subsidiary and the sole common member of Hudson 1455 Market Street LLC, the owner of the 1455 Market Street office property located in San Francisco, California (the “1455 Market Street Joint Venture”), to CPP Investment Board Real Estate Holdings Inc., a wholly owned subsidiary of the Canada Pension Plan Investment Board, for a purchase price of $219.2 million (before certain credits, proration and closing costs). Hudson used the proceeds from entering into the 1455 Market Street Joint Venture pursuant to a Section 1031 Exchange to defer some or all of the taxable gains resulting from the creation of the 1455 Market Street Joint Venture for federal and state income tax purposes, including by applying the proceeds to Hudson’s purchase of the Target Properties.

Common Stock Offering

On January 20, 2015, Hudson completed an underwritten public offering (the “Offering”) of 12,650,000 shares of its common stock (including 1,650,000 shares of its common stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full) at a public offering price of $31.75 per share, resulting in net proceeds of approximately $385.2 million, after deducting the underwriting discount and estimated expenses payable by Hudson. Hudson used a portion of the net proceeds from the Offering to repay the outstanding balance on its unsecured revolving credit facility and applied the remainder of the net proceeds to the purchase of the Target Properties.

Target Properties Acquisition and Related Financing

On April 1, 2015, Hudson acquired a portfolio of office assets totaling approximately 8.2 million square feet and two development parcels in the San Francisco Peninsula and Silicon Valley (the “Target Properties”), from certain affiliates of The Blackstone Group L.P. (the “Seller Parties”). In consideration for the purchase and sale of the Target Properties, Hudson and the Operating Partnership delivered to the Seller Parties an aggregate cash payment of $1.75 billion (before various credits) and equity consideration consisting of an aggregate of 8,626,311 shares of Hudson’s common stock, par value $0.01 per share and 54,848,480 common units of limited partnership interest in the Operating Partnership. Upon the closing of the acquisition of the Target Properties on April 1, 2015, the Seller Parties collectively owned approximately 43.6% of Hudson’s common stock and the Operating Partnership’s common units on a fully diluted basis.

On March 31, 2015 (funded on April 1, 2015), the Operating Partnership entered into a Second Amended and Restated Credit Agreement, which amended and restated its existing $300 million senior unsecured revolving credit facility (the “Revolving Credit Facility”), and $150 million senior unsecured 5-year term loan facility (the “5-Year Term Loan Facility”), to, among other things, extend the term of the revolving credit facility, increase the Revolving Credit Facility to $400 million, increase the 5-Year Term Loan Facility to $550 million, and add a $350 million unsecured seven-year term loan facility (the “7-Year Term Loan Facility”). For borrowings under the Revolving Credit Facility, the Operating Partnership may elect to pay interest at a rate equal to either LIBOR plus 115 basis points to 185 basis points per annum or a specified base rate plus 15 basis points to 85 basis points per annum, depending on the Operating Partnership’s leverage ratio. For borrowings under the 5-Year Term Loan Facility, the Operating Partnership may elect to pay interest at a rate equal to either LIBOR plus 130 basis points to 220 basis points per annum or a specified base rate plus 30 basis points to 120 basis points per annum, depending on the Operating Partnership’s leverage ratio. For borrowings under the 7-Year Term Loan Facility, the Operating Partnership may elect to pay interest at a rate equal to either LIBOR plus 160 basis points to 255 basis points per annum or a specified base rate plus 60 basis points to 155 basis points per annum, depending on the Operating Partnership’s leverage ratio. On April 1, 2015, Hudson entered into interest rate contracts with respect to $300 million of the 5-Year Term Loan Facility which, effective as of May 1, 2015, swaps one-month LIBOR to a fixed rate of 1.36% through the loan’s maturity on April 1, 2020. Based on Hudson’s pro forma leverage ratio and the rate under these swaps, $300 million of the 5-Year Term Loan Facility bears interest at a rate of 2.66% per annum commencing May 1, 2015. On April 1, 2015, Hudson also entered into interest rate contracts with respect to the 7-Year Term Loan Facility, which, effective as of May 1, 2015, swapped one-month LIBOR to a fixed rate of 1.61% through the loan’s maturity on April 1, 2022. Based on Hudson’s pro forma leverage ratio and the rate under these swaps, this facility bears interest at a rate of 3.21% per annum, commencing May 1, 2015.

On March 31, 2015 (funded on April 1, 2015), the Operating Partnership entered into a separate Term Loan Credit Agreement providing for a two-year $550 million unsecured term loan credit facility (the “2-Year Term Loan Facility”). For borrowings under the 2-Year Term Loan Facility, the Operating Partnership may elect to pay interest at a rate equal to either LIBOR plus 130 basis points to 220 basis points per annum or a specified base rate plus 30 basis points to 120 basis points per annum, depending on the Operating Partnership’s leverage ratio.

Upon the closing of the acquisition of the Target Properties on April 1, 2015, the 5-Year Term Loan Facility, the 7-Year Term Loan Facility and the 2-Year Term Loan Facility were fully drawn. The $350 million of borrowings under the 7-Year Term Loan Facility, $400 million of incremental borrowings under the 5-Year Term Loan Facility and $550 million of borrowings under the 2-Year Term Loan Facility were used to fund a portion of the acquisition of the Target Properties.

The unaudited consolidated pro forma financial statements have been adjusted to give effect to the disposition of First Financial, the formation of the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing, and have been developed from and should be read in conjunction with the following:

•	the accompanying notes;

•	the historical unaudited combined statements of revenues and certain expenses and related notes of the Target Properties for the three months ended March 31, 2015, included in Item 9.01(a) of this Current Report on Form 8-K;

•	the historical audited combined statements of revenues and certain expenses and related notes of the Target Properties for the year ended December 31, 2014, included in the Current Report on Form 8-K of Hudson and the Operating Partnership filed on March 16, 2015;

•	the historical unaudited consolidated financial statements and related notes of Hudson included in its and the Operating Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	the historical audited consolidated financial statements and related notes of Hudson included in its and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014.

The unaudited pro forma consolidated balance sheet of Hudson as of March 31, 2015 and unaudited pro forma consolidated statements of operations of Hudson for the three months ended March 31, 2015 and year ended December 31, 2014 have been prepared as if the disposition of First Financial, the formation of the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing had occurred on March 31, 2015 for the pro forma consolidated balance sheet and as if the disposition of First Financial, the formation of the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing had occurred on January 1, 2014 for the pro forma consolidated statements of operations for the three months ended March 31, 2015 and year ended December 31, 2014.

The preliminary purchase price accounting and related pro forma adjustments with respect to the acquisition of the Target Properties reflected in the unaudited pro forma consolidated financial statements are based on preliminary estimates and information that is currently available and are subject to change. The final purchase price accounting may be materially different than the preliminary purchase price accounting reflected in these unaudited pro forma consolidated financial statements.

In addition, certain of the Target Properties may be reassessed for property tax purposes after the consummation of the acquisition. Therefore, the amount of property taxes Hudson pays in the future may change from what the Seller Parties have paid in the past. Given the uncertainty of the amounts involved, any property tax changes have not been reflected in the unaudited pro forma consolidated financial statements.

Assumptions and estimates underlying the adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that Hudson’s management considers reasonable. The pro forma consolidated financial statements do not purport to (1) represent Hudson’s financial position that would have actually occurred had the disposition of First Financial, the formation of the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing occurred on March 31, 2015, (2) represent the results of Hudson’s operations that would have actually occurred had the disposition of First Financial, the formation of the 1455 Market Street Joint Venture, the Offering and the acquisition of the Target Properties and related financing occurred on January 1, 2014 or (3) project Hudson’s financial position or results of operations as of any future date or for any future period, as applicable.

HUDSON PACIFIC PROPERTIES INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2015

(in thousands)

	Hudson Pacific Properties, Inc. (A)	Acquisition of Target Properties and related financing (B)	Company Pro Forma
ASSETS
Investment in real estate, net	$2,062,317	$3,641,401	$5,703,718
Cash and cash equivalents	247,890	(209,579)	38,311
Restricted cash	16,906	—	16,906
Accounts receivable, net	13,313	—	13,313
Mortgage receivable	28,372	—	28,372
Straight-line rent receivables	35,812	—	35,812
Deferred leasing costs and lease intangibles, net	103,022	278,107	381,129
Deferred finance costs, net	11,271	9,383	20,654
Interest rate contracts	—	—	—
Goodwill	8,754	—	8,754
Prepaid expenses and other assets	273,986	(261,669)	12,317
Assets associated with real estate held for sale	—	—	—

TOTAL ASSETS	$2,801,643	$3,457,643	$6,259,286

LIABILITIES AND EQUITY
Notes payable	$787,190	$1,300,000	$2,087,190
Accounts payable and accrued liabilities	61,735	(7,942)	53,793
Below-market leases and above-market ground leases	39,169	103,871	143,040
Security deposits	6,179	—	6,179
Prepaid rent	9,606	—	9,606
Interest rate contracts	2,538	—	2,538
Obligations associated with real estate held for sale	326	—	326

TOTAL LIABILITIES	$906,743	$1,395,929	$2,302,672
6.25% Series A Cumulative Redeemable Preferred units of the Operating Partnership	10,177	—	10,177
EQUITY
Hudson Pacific Properties, Inc. shareholders’ equity:
Series B cumulative preferred stock	145,000	—	145,000
Common stock	795	86	881
Additional paid-in capital	1,441,741	285,359	1,727,100
Accumulated other comprehensive loss	(3,049)	—	(3,049)
Accumulated deficit	(15,603)	(38,667)	(54,270)

Total Hudson Pacific Properties, Inc. shareholders’ equity	1,568,884	246,778	1,815,662
Non-controlling interest in consolidated real estate entity	262,709	—	262,709
Non-controlling unitholders in Operating Partnership	53,130	1,814,936	1,868,066

TOTAL EQUITY	1,884,723	2,061,714	3,946,437

TOTAL LIABILITIES & EQUITY	$2,801,643	$3,457,643	$6,259,286

HUDSON PACIFIC PROPERTIES INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2015

(in thousands, except per share data)

	Hudson Pacific Properties, Inc. (AA)	Disposition of First Financial (BB)	1455 Market Street Joint Venture (CC)	Company Pro Forma before Acquisition of Target Properties and related financing		Acquisition of Target Properties (EE)	Financing Transaction (FF)	Other Adjustments		Company Pro Forma
REVENUES
Office
Rental	$41,576	$(1,282)	$—	$40,294		$70,149	$—	$—		$110,443
Tenant recoveries	6,064	(31)	—	6,033		10,677	—	—		16,710
Parking and other	5,295	(159)	—	5,136		495	—	—		5,631

	52,935	(1,472)	—	51,463		81,321	—	—		132,784

Media and entertainment properties
Rental	5,467	—	—	5,467		—	—	—		5,467
Tenant recoveries	240	—	—	240		—	—	—		240
Other property related revenue	4,109	—	—	4,109		—	—	—		4,109
Other	73	—	—	73		—	—	—		73

	9,889	—	—	9,889		—	—	—		9,889

Total Revenues	62,824	(1,472)	—	61,352		81,321	—	—		142,673

OPERATING EXPENSES
Office property related expenses	17,135	(629)	—	16,506		26,381	—	—		42,887
Media and entertainment properties	6,005	—	—	6,005		—	—	—		6,005
General and administrative	9,200	—	—	9,200		—	—	(GG	)	9,200
Depreciation and amortization	17,158	—	—	17,158		41,150	—	—		58,308

Total operating expenses	49,498	(629)	—	48,869		67,531	—	—		116,400
Income from operations	13,326	(843)	—	12,483		13,790	—	—		26,273
OTHER EXPENSE (INCOME)
Interest expense	5,493	(361)	—	5,132		—	7,077	—		12,209
Interest income	(53)	—	—	(53)		—	—	—		(53)
Acquisition-related expenses	6,044	—	—	6,044		—	—	—		6,044
Other income	(41)	—	—	(41)		—	—	—		(41)

	11,443	(361)	—	11,082		—	7,077	—		18,159

Income (loss) from continuing operations before gain on sale of real estate	1,883	(482)	—	1,401		13,790	(7,077)	—		8,114
Gain on sale of real estate	22,691	—	—	22,691		—	—	—		22,691

Income (loss) from continuing operations	24,574	(482)	—	24,092		13,790	(7,077)	—		30,805
Net income from continuing operations attributable to preferred stock and units	(3,195)	—	—	(3,195)		—	—	—		(3,195)
Net income from continuing operations attributable to restricted shares	(70)	—	—	(70)		—	—	—		(70)
Net income (loss) from continuing operations attributable to non-controlling interest in Consolidated Entities	(1,502)	—	132	(1,370)		—	—	—		(1,370)
Net income from continuing operations attributable to common units in the Operating Partnership	(596)	—	—	(596)		—	—	(9,904	)(HH)	(10,500)

Net income (loss) from continuing operations attributable to Hudson Pacific Properties, Inc. common stockholders	$19,211	$(482)	$132	$18,861		$13,790	$(7,077)	$(9,904)		$15,670

Pro forma earnings per share—basic	$0.25			$0.25	(DD)					$0.18	(II)
Pro forma earnings per share—diluted	$0.25			$0.24	(DD)					$0.18	(II)
Pro forma weighted average shares outstanding—basic	76,783,351			76,783,351		8,626,311				85,409,662
Pro forma weighted average shares outstanding—diluted	77,330,351			77,330,351		8,626,311				85,956,662

HUDSON PACIFIC PROPERTIES INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except per share data)

	Hudson Pacific Properties, Inc. (JJ)	Disposition of First Financial (KK)	1455 Market Street Joint Venture (LL)	Company Pro Forma before Acquisition of Target Properties and related financing		Acquisition of Target Properties (NN)	Financing Transaction (OO)	Other Adjustments		Company Pro Forma
REVENUES
Office
Rental	$156,806	$(7,513)	$—	$149,293		$267,327	$—	$—		$416,620
Tenant recoveries	34,509	(337)	—	34,172		37,924	—	—		72,096
Parking and other	22,471	(1,102)	—	21,369		13,611	—	—		34,980

	213,786	(8,952)	—	204,834		318,862	—	—		523,696

Media and entertainment properties
Rental	22,138	—	—	22,138		—	—	—		22,138
Tenant recoveries	1,128	—	—	1,128		—	—	—		1,128
Other property related revenue	15,751	—	—	15,751		—	—	—		15,751
Other	612	—	—	612		—	—	—		612

	39,629	—	—	39,629		—	—	—		39,629

Total Revenues	253,415	(8,952)	—	244,463		318,862	—	—		563,325

OPERATING EXPENSES
Office property related expenses	78,372	(3,020)	—	75,352		111,694	—	—		187,046
Media and entertainment properties	25,897	—	—	25,897		—	—	—		25,897
General and administrative	28,253	—	—	28,253		—	—	(GG	)	28,253
Depreciation and amortization	72,216	(2,687)	—	69,529		176,091	—	—		245,620

Total operating expenses	204,738	(5,707)	—	199,031		287,785	—	—		486,816
Income from operations	48,677	(3,245)	—	45,432		31,077	—	—		76,509
OTHER EXPENSE (INCOME)
Interest expense	25,932	(2,090)	—	23,842		—	28,306	—		52,148
Interest income	(30)	2	—	(28)		—	—	—		(28)
Acquisition-related expenses	4,641	—	—	4,641		42,978	—	—		47,619
Other income	(14)	—	—	(14)		—	—	—		(14)

	30,529	(2,088)	—	28,441		42,978	28,306	—		99,725

Income (loss) from continuing operations before gain on sale of real estate	18,148	(1,157)	—	16,991		(11,901)	(28,306)	—		(23,216)
Gain on sale of real estate	5,538	—	—	5,538		—	—	—		5,538

Income (loss) from continuing operations	23,686	(1,157)	—	22,529		(11,901)	(28,306)	—		(17,678)
Net income from continuing operations attributable to preferred stock and units	(12,785)	—	—	(12,785)		—	—	—		(12,785)
Net income from continuing operations attributable to restricted shares	(274)	—	—	(274)		—	—	—		(274)
Net income from continuing operations attributable to non-controlling interest in Consolidated Entities	(149)	—	(4,835)	(4,984)		—	—	—		(4,984)
Net income (loss) from continuing operations attributable to common units in the Operating Partnership	(359)	—	—	(359)		—	—	14,456	(PP)	14,097

Net income (loss) from continuing operations attributable to Hudson Pacific Properties, Inc. common stockholders	$10,119	$(1,157)	$(4,835)	$4,127		$(11,901)	$(28,306)	$14,456		$(21,624)

Pro forma earnings per share—basic and diluted	$0.15			$0.05	(MM)					$(0.25	)(QQ)
Pro forma weighted average shares outstanding—basic and diluted	66,509,447			79,159,447	(MM)					87,785,758	(QQ)

1.	Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

(A)	Represents the historical consolidated balance sheet of Hudson as of March 31, 2015.

(B)	Reflects the acquisition of the Target Properties and related financing costs. The preliminary purchase price accounting is as follows (in thousands, except footnote data):

Consideration paid
Cash(1)	$209,579
Prepaid expenses and other assets(2)	261,669
Common stockholders(3)	86
Additional paid-in capital(3)	285,359
Non-controlling unitholders in Operating Partnership(4)	1,814,936
Debt financing(5)	1,300,000

Total consideration paid	$3,871,629

Allocation of consideration paid
Investment in real estate, net	$3,641,401
Deferred leasing costs and lease intangibles, net	226,661
Below-market leases	(80,436)
Above market lease	28,508
Below-market ground leases	22,938
Above market ground lease	(23,435)
Deferred finance costs, net	9,383
Closing costs(6)	46,609

Total consideration paid	$3,871,629

(1)	Reflects the use of a portion of Hudson’s cash balance as of March 31, 2015.
(2)	Reflects the use of cash proceeds from the 1455 Market Street Joint Venture and First Financial disposition. The proceeds from the formation of the 1455 Market Street Joint Venture and the First Financial disposition were used pursuant to Section 1031 Exchanges
(3)	Reflects the issuance of 8,626,311 shares of Hudson’s common stock at a price of $33.09 per share, the last reported sales price of Hudson’s common stock on the New York Stock Exchange on April 1, 2015.
(4)	Reflects the issuance of 54,848,480 common units at a price of $33.09 per common unit based on the price per share of Hudson’s common stock of $33.09 per share, the last reported sales price of Hudson’s common stock on the New York Stock Exchange on April 1, 2015.
(5)	Reflects cost of borrowings for the $350 million 7-Year Term Loan Facility, $400 million of incremental 5-Year Term Loan Facility and $550 million 2-Year Term Loan Facility.
(6)	Total transaction costs were $49.3 million, of which $46.6 million were paid in connection with (and $2.7 million were paid prior to) the closing of the acquisition of the Target Properties and related financing. Of the $46.6 million reflected above, $7.9 million was accrued for prior to March 31, 2015.

2.	Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations

(AA)	Reflects the historical consolidated statement of operations of Hudson for the three months ended March 31, 2015.

(BB)	Reflects the disposition of First Financial for the three months ended March 31, 2015 as if First Financial was disposed of on January 1, 2014.

(CC)	Reflects the formation of the 1455 Market Street Joint Venture for the three months ended March 31, 2015 as if the 1455 Market Street Joint Venture were entered into on January 1, 2014.

(DD)	Pro forma before the acquisition of the Target Properties and related financing loss per share from continuing operations attributable to common stockholders—basic and diluted—is calculated by dividing pro forma consolidated net loss before the acquisition of the Target Properties and related financing allocable to common stockholders by the number of weighted average shares of common stock outstanding for the three months ended March 31, 2015. The pro forma loss per share assumes the additional common stock issued in connection with the Offering (see Note B) had been outstanding for the entire three months ended March 31, 2015.

(EE)	Reflects the acquisition of the Target Properties for the three months ended March 31, 2015 as if the Target Properties were acquired on January 1, 2014. The table below presents the combined revenues and certain expenses of the Target Properties for the three months ended March 31, 2015, as adjusted to reflect the pro forma impact of the acquisition of the Target Properties (in millions).

	Three Months Ended March 31, 2015	Adjustments		Total
Revenues
Rental	$59.8	$7.3	(1)	$70.2
		3.1	(2)
Tenant reimbursements	10.7			10.7
Other property income	0.5			0.5

Total revenues	71.0	10.4		81.4

Certain Expenses
Property operating	15.2			15.2
Real estate taxes	7.2			7.2
Ground rent	4.1	(0.1	)(3)	4.0

Total certain expenses	26.5	(0.1)		26.4

Revenues in Excess of Certain Expenses	$44.5	$10.5		$55.0

(1)	Reflects the net impact of straight-line rents.
(2)	Reflects the amortization of the net amount of above- and below-market lease intangibles based on the preliminary purchase price accounting described in Note B.
(3)	Reflects the amortization of the net amount of above- and below-market ground lease intangibles based on the preliminary purchase price accounting described in Note B.

The pro forma adjustments further reflect the depreciation and amortization of the Target Properties’ investment in real estate, net and deferred leasing costs and lease intangibles, net of $41.2 million for the three months ended March 31, 2015 based on the purchase price accounting described in Note B.

(FF)	Reflects the impact on interest expense for the three months ended March 31, 2015, assuming $350 million of borrowings under the 7-Year Term Loan Facility, $400 million of incremental borrowings under the 5-Year Term Loan Facility and $550 million of borrowings under the 2-Year Term Loan Facility have been drawn for the entire period. On April 1, 2015, Hudson entered into interest rate contracts with respect to $300 million of the 5-Year Term Loan Facility which, effective as of May 1, 2015, swaps one-month LIBOR to a fixed rate of 1.36% through the loan’s maturity on April 1, 2020. On April 1, 2015, Hudson also entered into interest rate contracts with respect to the 7-Year Term Loan Facility, which, effective as of May 1, 2015, swapped one-month LIBOR to a fixed rate of 1.61% through the loan’s maturity on April 1, 2022. A 12.5 basis points, or 1/8th of 1.0%, increase (decrease) in the one-month LIBOR would increase (decrease) interest expense for the period by approximately $0.3 million.

(GG)	Hudson expects to incur additional general and administrative costs as a result of acquiring the Target Properties that will include, but are not limited to, incremental salaries and benefits, audit, tax and legal fees and other administrative costs. Hudson estimates that these costs will result in additional general and administrative expenses of approximately $2.5 million per quarter and approximately $10 million per year. As Hudson has not yet entered into contracts with third-parties to provide the services included within this estimate, these expenses do not appear in the accompanying pro forma consolidated statement of operations.

(HH)	Reflects the incremental impact on the pro forma consolidated results of operations for the three months ended March 31, 2015 to allocate (income) loss to unitholders in the Operating Partnership as a result of the pro forma adjustments described in Notes BB, CC, EE and FF above. The allocation of income also assumes the additional common units issued in connection with the acquisition of the Target Properties (see Note B) had been outstanding for the entire period presented.

(II)	Pro forma loss per share from continuing operations attributable to common stockholders—basic and diluted—is calculated by dividing pro forma consolidated net loss allocable to common stockholders by the number of weighted average shares of common stock outstanding for the three months ended March 31, 2015. The pro forma loss per share assumes the additional common stock issued in connection with the Offering and the acquisition of the Target Properties (see Note B) had been outstanding for the entire three months ended March 31, 2015.

(JJ)	Reflects the historical consolidated statement of operations of Hudson for the year ended December 31, 2014.

(KK)	Reflects the disposition of First Financial for the year ended December 31, 2014 as if First Financial was disposed of on January 1, 2014.

(LL)	Reflects the formation of the 1455 Market Street Joint Venture for the year ended December 31, 2014 as if the 1455 Market Street Joint Venture were entered into on January 1, 2014.

(MM)	Pro forma before the acquisition of the Target Properties and related financing loss per share from continuing operations attributable to common stockholders—basic and diluted—is calculated by dividing pro forma consolidated net loss before the acquisition of the Target Properties and related financing allocable to common stockholders by the number of weighted average shares of common stock outstanding for the year ended December 31, 2014. The pro forma loss per share assumes the additional common stock issued in connection with the Offering had been outstanding for the entire year ended December 31, 2014.

(NN)	Reflects the acquisition of the Target Properties for year ended December 31, 2014 as if the Target Properties were acquired on January 1, 2014. The table below presents the combined revenues and certain expenses of the Target Properties for the year ended December 31, 2014, as adjusted to reflect the pro forma impact of the acquisition of the Target Properties (in millions).

	Year Ended December 31, 2014	Adjustments		Total
Revenues
Rental	$227.4	$26.0	(1)	$267.3
		13.9	(2)
Tenant reimbursements	37.9			37.9
Other property income	13.6			13.6

Total revenues	278.9	39.9		318.8

Certain Expenses
Property operating	71.2			71.2
Real estate taxes	25.9			25.9
Ground rent	15.0	(0.4	)(3)	14.6

Total certain expenses	112.1	(0.4)		111.7

Revenues in Excess of Certain Expenses	$166.8	$40.3		$207.1

(1)	Reflects the net impact of straight-line rents.
(2)	Reflects the amortization of the net amount of above- and below-market lease intangibles based on the preliminary purchase price accounting described in Note B.
(3)	Reflects the amortization of the net amount of above- and below-market ground lease intangibles based on the preliminary purchase price accounting described in Note B.

The pro forma adjustments further reflect the depreciation and amortization of the Target Properties’ investment in real estate, net and deferred leasing costs and lease intangibles, net of $176.1 million for the year ended December 31, 2014 based on the purchase price accounting described in Note B.

(OO)	Reflects the impact on interest expense for the year ended December 31, 2014, assuming $350 million of borrowings under the 7-Year Term Loan Facility, $400 million of incremental borrowings under the 5-Year Term Loan Facility and $550 million of borrowings under the 2-Year Term Loan Facility have been drawn for the entire year. On April 1, 2015, Hudson entered into interest rate contracts with respect to $300 million of the 5-Year Term Loan Facility which, effective as of May 1, 2015, swaps one-month LIBOR to a fixed rate of 1.36% through the loan’s maturity on April 1, 2020. On April 1, 2015, Hudson also entered into interest rate contracts with respect to the 7-Year Term Loan Facility, which, effective as of May 1, 2015, swapped one-month LIBOR to a fixed rate of 1.61% through the loan’s maturity on April 1, 2022. A 12.5 basis points, or 1/8th of 1.0%, increase (decrease) in the one-month LIBOR would increase (decrease) interest expense for the year by approximately $1.0 million.

(PP)	Reflects the incremental impact on the pro forma consolidated results of operations for the year ended December 31, 2014 to allocate (income) loss to unitholders in the Operating Partnership as a result of the pro forma adjustments described in Notes KK LL, NN and OO above. The allocation of income also assumes the additional common units issued in connection with the acquisition of the Target Properties (see Note B) had been outstanding for the entire period presented.

(QQ)	Pro forma loss per share from continuing operations attributable to common stockholders—basic and diluted—is calculated by dividing pro forma consolidated net loss allocable to common stockholders by the number of weighted average shares of common stock outstanding for the year ended December 31, 2014. The pro forma loss per share assumes the additional common stock issued in connection with the Offering and the acquisition of the Target Properties (see Note B) had been outstanding for the entire year ended December 31, 2014.

Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect our good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2014 of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. filed with the SEC on March 2, 2015, and other risks described in documents subsequently filed by Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. from time to time with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2015

Hudson Pacific Properties, Inc.

By:	/s/ Mark T. Lammas
Mark T. Lammas
Chief Financial Officer

Hudson Pacific Properties, L.P.

By:	Hudson Pacific Properties, Inc.
Its General Partner

By:	/s/ Mark T. Lammas
Mark T. Lammas
Chief Financial Officer